Exhibit 5.1

[K&L Gates LLP Letterhead]

July 27, 2010

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

Cell Therapeutics, Inc.

Registration Statement No. 333-161442

Ladies and Gentlemen:

We have acted as your special Washington counsel in connection with the Registration Statement No. 333-161442 on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on August 19, 2009 under the Securities Act of 1933, as amended, for the registration of 4,060 shares of Series 6 Preferred Stock, no par value per share (the “Series 6 Preferred Stock”) and 11,600,000 shares of common stock, no par value per share issuable upon the conversion of the Series 6 Preferred Stock (the “Common Stock”) of Cell Therapeutics, Inc., a Washington company (the “Company”).

The Common Stock and the Series 6 Preferred Stock are collectively referred to herein as the “Securities.”

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinions we have examined, originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(i)	the prospectus contained in the Registration Statement (“Prospectus”);

(i)	The prospectus supplement filed on July 27, 2010, which states that it relates to the offer and sale from time to time of the Securities by the selling shareholders identified in the Prospectus Supplement (“Prospectus Supplement”);

(ii)	the Amended and Restated Articles of Incorporation of the Company, as amended and presently in effect (the “Articles of Incorporation”), including the Articles of Amendment designating the Series 6 Preferred Stock (“Certificate of Designation”);

(iii)	the Amended and Restated Bylaws of the Company, as presently in effect (the “Bylaws”);

(iv)	certain resolutions of the Board of Directors adopted at a meeting duly held on July 12, 2010 (the “Board Resolutions”); and.

(v)	such other records and documents as we have considered appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinions, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified such assumptions.

In connection with our opinions below, we have assumed, and our opinions are subject to, the consummation of the Securities Purchase Agreement (“SPA”) dated July 25, 2010 that the Company entered into with a party (the “Purchaser”). The SPA provides, among other things, for the sale to the Purchaser of the Series 6 Preferred Stock. The Series 6 Preferred Stock is convertible into Common Stock. Under the terms of the SPA, the Purchasers are obligated to purchase the Series 6 Preferred Stock subject only to satisfaction of specified conditions which will not be within the control of the Purchasers.

In connection with each of the opinions expressed below, we have assumed that: (i) the Registration Statement, and any amendments thereto, will remain effective during the period when the Securities are offered, sold or issued by the selling shareholders, (ii) the Prospectus Supplement with respect to such Security is appropriate and has been delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder and (iii) after the date hereof, there will not have occurred any change in law affecting the validity or enforceability of such Securities. We have also assumed that the issuance and delivery of such Securities pursuant to the terms of the SPA and the Certificate of Designation and the compliance by the Company with the terms of the SPA.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the assumptions, limitations and qualifications expressed herein, it is our opinion that:

1.	The Series 6 Preferred Stock when sold and delivered in accordance with the SPA and after receipt of payment therefor, will be validly issued, fully paid and non-assessable.

2.	The Common Stock when issued upon valid conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are subject to the following assumptions, limitations and qualifications:

a.	We express no opinion as to laws other than the laws of the State of New York, and the Washington Business Corporation Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Washington, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

b.	The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue or jurisdiction provisions, waiver of jury trials, and waivers of the benefits of statutory provisions may be limited on public policy grounds.

c.	This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the SPA, the Securities or the Registration Statement.

d.	This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission on the date hereof for incorporation by reference into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement, pertaining to this transaction. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and regulations thereunder.

Respectfully submitted,

/s/ K&L Gates LLP